Exhibit 3.9

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

COUPON SELECT, INC.

FIRST. The name of the corporation is Coupon Select, Inc.

SECOND. The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code.

THIRD.

(a) The aggregate number of shares that the Company shall have authority to issue is 5,000,000 divided into 4,800,000 shares of Common Stock, no par value, and 200,000 shares of Preferred Stock, no par value, all of which shall be designated “Series A Preferred Stock”. Immediately upon the effectiveness of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock shall be canceled and become twenty shares of Common Stock.

(b) The terms and provisions of the Preferred Stock are as follows:

1. Definitions. For purposes of this Article, the following definitions shall apply:

(a) “Company” shall mean the corporation.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities (other than shares of Preferred Stock) convertible into or exchangeable for Common Stock.

(c) “Liquidation Preference” shall mean $2.50 per share for the Series A Preferred Stock.

(d) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(e) “Original Issue Date” shall mean the date upon which shares of the Series A Preferred Stock are first issued.

(f) “Original Issue Price” shall mean $2.50 per share for the Series A Preferred Stock.

(g) “Preferred Stock” shall mean the Series A Preferred Stock.

2. Dividends.

(a) Dividend Preference. The holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Company) on the Common Stock of this Company, at the rate of $0.25 per share per annum for the Series A Preferred Stock or, if greater (as determined on an as-converted basis for the Preferred Stock), an amount equal to that paid on the outstanding shares of Common Stock of this Company, when, as and if declared by the Board of Directors of the Company (the “Board of Directors”); provided, however, that the Board of Directors is under no obligation to pay dividends to such holders, and such dividends, if any, shall be noncumulative. No rights shall accrue to the holders of the Preferred Stock if dividends are not declared in any prior year. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. If and to the extent that the Board of Directors shall declare and set aside for payment any other and further amount of cash or property as a distribution, such distribution shall be made with equal priority to the Common Stock and the Preferred Stock, with each share of Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then effective Conversion Rate. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

(b) Priority of Dividends. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock in any fiscal year unless and until dividends at the rate set forth in subsection (a) above shall have been paid, or declared and set apart, upon all shares of Preferred Stock.

(c) Distribution. As used in this section, “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Company) or the purchase of shares of the Company (other than purchases at cost in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

(d) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502, 503 and 506 of the California Corporations Code shall not apply with respect to Distributions made by the Company in connection with the repurchase at cost of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase upon the unanimous approval of the Board of Directors.

3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Company (or the deemed occurrence of such event pursuant to subsection 3(d) below), either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:

(a) Amount of Liquidation Preference. The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, the amount of $2.50 per share for each share of Series A Preferred Stock then held by them adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Stock.

If the assets and funds thus available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of their full aforesaid preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in such a manner that the amount to be distributed to each holder of Series A Preferred Stock shall equal the amount obtained by multiplying the entire assets and funds of the Company legally available for distribution hereunder by a fraction, the numerator of which shall be the product obtained by multiplying the number of shares of Series A Preferred Stock then held by the holder by the respective liquidation preference of each such series of Preferred Stock at set forth above, and the denominator of which shall be the product obtained by multiplying the total then outstanding number of shares of Series A Preferred Stock by the liquidation preference of such series of Preferred Stock as set forth above.

(b) Distribution after Payment of Liquidation Preference. After payment has been made to the holders of the Preferred Stock of the full preferential amount set forth in Section 3(a) above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of Preferred Stock, subject to the limitations set forth below, and the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock and Preferred Stock shall equal the amount obtained by multiplying the entire assets and funds of the Company legally available for distribution pursuant to this Section 3(b) by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder and the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock then outstanding; provided, however, that at such time as the distribution of liquidation preferences pursuant to this Section 3 shall equal $2.50 per share of Series A Preferred Stock, such holders of Series A Preferred Stock shall not be entitled to any further distribution pursuant to this subsection 3(b) with respect to shares of Series A Preferred Stock. Thereafter, any remaining assets and funds legally available for distribution hereunder shall be distributed solely to the holders of the Common Stock in a manner such that the remaining amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire assets and funds of the Company legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

(d) Deemed Liquidation. For purposes of this Section 3, a merger or consolidation of the Company with or into any other corporation or corporations unless the shareholders of the Company immediately prior to any such transaction are holders of a majority of the voting securities of the surviving corporation or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any shareholder of the Company owned immediately prior to such merger or consolidation as a shareholder of another party to the transaction shall be disregarded), or a sale or other transfer of all or substantially all of the assets of the Company (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of the Company), shall be treated as a liquidation, dissolution or winding up.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock that is equal to $2.50 divided by the appropriate Conversion Price (as hereinafter defined). The Conversion Price for the Series A Preferred Stock shall be $2.50, and shall be subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price or the Conversion Rate for a series, as described in this Section 4, the Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately upon the consummation of a firmly underwritten public offering on Form S-1, provided that the price per share is not less than $10.00 (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like) and the aggregate gross proceeds to the Company are not less than $7,500,000 (a “Qualifying Public Offering”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Company. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d); “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Company after the Original Issue Date of a particular series of Preferred Stock, other than:

(1) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock,

(2) shares of Common Stock, in an amount not to exceed ten percent (10%) of the outstanding capital stock of the Company, issued or issuable to the Company’s employees, officers, directors and consultants as may be determined by the Company’s Board of Directors from time to time; or

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(d)(vi), (vii) or (viii) hereof.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common.

(1) Options and Convertible Securities. In the event the Company at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or exercise of such Options, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(a) no further adjustment in the Conversion Price of such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(c) no readjustment pursuant to clause (b) above shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

(d) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to paragraph 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(e) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance

(2) Stock Dividends. In the event the Company at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall declare or pay any dividend on the Common Stock payable in Common Stock, and with respect to which no similar Common Stock dividend is to be distributed to holders of such series of Preferred Stock, then and in any such event, Additional Shares of Common shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend and the Conversion Price of the Series A Preferred Stock in effect immediately prior to the close of business on such record date shall, concurrently with the effectiveness of such stock dividend, be proportionately adjusted.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Company shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price for the Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price of the Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued, and provided further that, for the purposes of this paragraph 4(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options, Preferred Stock and Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to paragraph 4(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Company for the issue of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors, and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii)(l), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(3) Stock Dividends. Any Additional Shares of Common deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

(vi) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise than by payment of a dividend in Common Stock), into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(vii) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon such distribution the amount of securities of the Company which they would have received had their Preferred Stock then converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(e) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(g) Notices of Record Date. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other securities or property, or to receive any other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock, or

(iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up,

then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Company

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(a) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(c) Election of Directors. The holders of the Preferred Stock and Common Stock, voting together as a single class, shall be entitled to elect all directors.

6. Amendments and Changes

(a) No Series Voting. Other than as provided herein or by law, there shall be no series voting

(b) Approval by Class. As long as any of the Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of a majority of the total number of shares of the Preferred Stock then outstanding.

(1) amend or repeal any provision of, or add any provision to, the Company’s Amended and Restated Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

(2) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or on a parity with the Preferred Stock with respect to voting, dividends, redemption or upon liquidation (including any transaction deemed a liquidation pursuant to Section 3(d) hereof);

(3) enter into any transaction or series of related transactions, including an acquisition of the Company by another entity, any reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company, as a result of which voting control of the Company shall have passed to another person or entity or group of related persons or entities, unless the shareholders of the Company immediately prior to any such transaction are holders of a majority of the voting securities of the surviving corporation or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any shareholder of the Company owned immediately prior to such merger or consolidation as a shareholder of another party to the transaction shall be disregarded);

(4) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the number of authorized shares of Preferred Stock; or

(5) amend this Section 6(b).

7. Notices. Any notice required by the provisions of this Article THIRD to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

8. Status of Converted Stock. In case any shares of Series A Preferred Stock shall be converted pursuant to Section 4, the shares so converted or redeemed shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Company.

FOURTH (a) Limitation of Directors’ Liability. The liability of the directors of this Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) Indemnification of Corporate Agents. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Company and its shareholders.

(c) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article FOURTH shall not adversely affect any right of indemnification or limitation of liability of an agent of this Company relating to acts or omissions occurring prior to such repeal or modification.